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Exhibit 12.1
CALCULATION OF EARNINGS TO FIXED CHARGES RATIO SUCCESSOR COMPANY

Excluding the results of the generation business

                                             Nine Months
                                                   Ended       Year ended
                                             December 31        March 31
                                                    1999      1999     1998
                                             (POUNDS)  $   (POUNDS)(POUNDS)
                                                  (Amounts in millions)
Earnings
Pretax income from continuing operations         47     76       62       5
Adjustments to include distributed income
  of less than 50% owned persons                  -      -       -        -
Add: Amortization charge on capitalized
  interest                                        -      -       -        -
Less: Interest capitalized in the period          -      -       -        -
Total earnings before fixed charges              47     76      62        5
Fixed charges
Interest expense                                 87    140     126      117
Interest capitalized                              -      -       -        -
Total fixed charges                              87    140     126      117
Total earnings and fixed charges                134    216     188      122
Ratio of earnings/fixed charges                 1.5    1.5     1.4      1.0



Including the results of the generation business
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
                                             Nine Months
                                                   Ended       Year ended
                                             December 31        March 31
                                                    1999      1999     1998
                                            (POUNDS)    $  (POUNDS)(POUNDS)
                                                  (Amounts in millions)
Earnings
Pretax income from operations                  47       76      68     16
Adjustments to include distributed income
  of less than 50% owned persons                -        -       -      -
Add: Amortization charge on capitalized
  interest                                      -        -       -      1
Less: Interest capitalized in the period        -        -       -      -
Total earnings before fixed charges            47       76      68     17
Fixed charges
Interest expense                               87      140     129    121
Interest capitalized                            -        -       -      -
Total fixed charges                            87      140     129    121
Total earnings and fixed charges              134      216     197    138
Ratio of earnings/fixed charges               1.5      1.5     1.5    1.1

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